EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Echo Therapeutics, Inc. (formerly Sontra Medical Corporation) on Form S-8 (File Nos. 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145 and 333-146607), of our report dated March 25, 2008, relating to the consolidated financial statements for the years ended December 31, 2007 and 2006, which is part of this Form 10-KSB. Our report dated March 25, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
March 25, 2008